EXHIBIT 10.1

                            ASSET PURCHASE AGREEMENT

     THIS AGREEMENT is made as of this 12th day of March, 2004, by and between Bio-Solutions International, Inc., a corporation organized and existing under the laws of the State of Nevada hereinafter called "Seller" and Bio Solutions Manufacturing, Inc., a corporation organized and existing under the laws of the State of Nevada, hereinafter called "Purchaser," said agreement to be freely assignable by the Purchaser to another corporation without release of the Seller designated hereinabove.

     WHEREAS,  the Seller and its subsidiaries  have a current  business,  which
includes  the  manufacture,   marketing  and  sale  of  products  in  the  waste
bioremediation industry,

     WHEREAS, Seller has agreed to sell the manufacturing portion of its business to Purchaser, and Purchaser has agreed to acquire the manufacturing portion of the business and its associated assets and liabilities in exchange for stock in a publicly traded company, cash, notes and assumption of selected liabilities,

     WHEREAS, the parties have reached an understanding with respect to the sale by the Seller and the purchase by the Purchaser of the selected assets (as detailed in Exhibit A) and selected liabilities (as detailed in Exhibit B) of Seller, attached hereto and made a part hereof and as specified hereinafter,

     NOW THEREFORE, in consideration of the mutual covenants hereinafter contained, it is hereby agreed by and between the parties hereto as follows:

1. The Seller agrees that, at the closing, the Seller shall sell, transfer and deliver to the Purchaser, for the consideration hereinafter provided, the selected manufacturing assets and liabilities, and business as a going concern, together with all raw materials and finished products to which the Seller holds any right, title or interest. The foregoing assets being acquired are listed in the attached Exhibit A, incorporated by reference as if fully recited herein.

     (a) All physical assets, including but not limited to, instruments, furniture, fixtures, raw materials and finished product now on hand and used in the business as shown on the inventory attached hereto and marked as Exhibit A.

     (b) All necessary intellectual property, including but not limited to, copies of all the formulas, records, files, contracts, agreement, or other information used or useful in the operation of the business as specified in Exhibit A attached hereto, provided, however,

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          that Seller shall have  reasonable  access to all and any such records and the right to copies of such records at its own expense for any legitimate purpose, including, but not limited to, in the event of any review, examination, audit or claim against Seller or litigation arising from the operation of the business.

1.1 Other than the warranty of title to the Assets as provided in Section 5.3, Seller with respect to the Assets makes no other warranties. The Assets are being purchased in an "as is" condition.

1.2 Each party hereby waives compliance with the bulk sale laws of any jurisdiction where compliance is required.

1.3 Concurrent with the execution hereof and from time to time thereafter, each party hereto shall execute such additional instruments and take such additional action as such other party(ies) may reasonably request in order to effectuate the purpose and intent of this Agreement.

2. Seller does not intend to sell and Purchaser will not acquire or assume any of the following assets or liabilities:

2.1 Cash on hand, bank deposits of any character, securities on hand, or any other liquid or current assets, except those specified in Exhibit A.

2.2  Any accounts receivable of Seller up to and including the day of closing.

1.3  Any liability of Seller unless expressly assume elsewhere herein.

2.4 Furniture and Fixtures not used for Manufacturing and more specifically the assets being used by Bio Solutions Franchise Corp.

3. The purchase price shall be stock plus $659,709.60 (Six hundred fifty-nine thousand, seven hundred nine dollars and sixty cents), payable as follows:

3.1 The Purchaser will issue to the Seller two million shares of Single Source Financial Services, Inc. common voting. The parties acknowledge that the Common Stock is subject to an Escrow Agreement and will be "restricted stock" as defined under Rule 144 promulgated under The Securities Act of 1933, as amended, and the certificate representing the Common Stock will bear the following restrictive legend:

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"The securities  represented by this  certificate have not been registered under the Securities Act of 1933, as amended (the "Act") or any state securities law. These shares have been acquired for investment and may not be offered for sale, hypothecated, sold or transferred, nor will any assignee or transferee thereof be recognized by the Company as having any interest in such shares, in the absence of (i) an effective registration statement with regard to the shares under the Act, and any other applicable state law or any opinion of counsel satisfactory to the Company that such registration is not required, or (ii) an opinion of counsel satisfactory to the Company that such shares will be offered for sale, hypothecated, sold or transferred only in a transaction which is exempt under or is otherwise in compliance with the applicable securities laws."

3.2 Purchaser shall pay BSII $350,000 payable as follows:

     a. Acknowledgement of receipt of $250,000 paid as of the signing of this agreement and b. Installments of $25,000 per month for a period of 4 months to be paid by the 15th of the month starting in March 2004 and ending in June 2004. Purchaser shall assist Seller in securing a lien on the assets purchased which shall not be released until all payments under this Agreement have been made to Seller and other designated parties.

3.3 Purchaser shall assume the liabilities as enumerated in Appendix B, totaling $309,709.60 (Three hundred nine thousand, seven hundred nine dollars and sixty cents), to be paid within six months of the closing, with no less than $25,000 being paid each month until all the liabilities are satisfied. If Seller pays any of the designated liabilities prior to Closing, Purchaser shall add those payments to the cash amount due, payable within 60 days of Closing.

3.4 The Purchaser will pay all sales, transfer, and documentary taxes, if any, payable in connection with the sale, transfers, and deliveries to be made to the Purchaser hereunder.

4. The closing ("Closing") of this transaction contemplated herein will occur on or before March 15th, 2004, or such other date as agreed by the parties (the "Closing Date"), provided that, if a closing does not occur on or before June 30, 2004, this Agreement shall be null and void.

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4.2  At Closing,  Seller shall  deliver to Purchaser i) possession of the assets as specified in Exhibit A, ii) a good and sufficient Bill of Sale, and other instruments of transfer, conveying and transferring the assets to Purchaser which will take place concurrent with the closing. At closing, Purchaser shall deliver $250,000 (two hundred fifty thousand dollars) and notes payable covering the balance of $100,000 (one hundred thousand dollars) due as per section 3.2 (b). At closing, both parties will sign a mutually agreeable agreement between Seller and Purchaser granting Seller exclusive marketing rights to the products manufactured by Purchaser.

5. As of the date hereof and as of the Closing Date, Seller covenants, warrants and represents to the Purchaser as follows:

5.1 Seller is a corporation duly organized, validly existing and in good standing in the State of Nevada.

5.2 The Board of Directors of Seller has approved the transactions contemplated herein. Seller has the requisite authority and power to enter into this Agreement and to consummate the transactions contemplated herein. The execution and delivery of this Agreement and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Seller. Except as may be limited by applicable bankruptcy, insolvency, reorganization or fraudulent conveyance or similar laws, upon execution and delivery of this Agreement, this Agreement constitutes a valid and binding obligation of Seller, enforceable in accordance with its terms.

5.3 At the Closing hereunder, the Seller shall be the owner of all of the assets being sold pursuant to the provisions of this Agreement. Said assets shall be owned free and clear of all encumbrances, except those specified in Exhibit B, and there shall be no other liabilities, absolute or contingent. Seller has good and marketable title in and to the assets.

5.4 It has made no statement, warranty or representation, which contains any untrue statement of a material fact, omits, or conceals a material fact necessary to make the statements made, in light of the circumstance, not misleading.


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5.5  To its knowledge, neither the execution nor the delivery of this Agreement, nor the consummation of the transactions contemplated by this Agreement, will conflict with or result in the breach of any of there terms, conditions or provisions of the certificate of incorporation or memorandum and articles of association of Seller, or of any statue, judgment, order, injunction, decree, regulation or ruling of any court or governmental authority to which the Seller is subject, or of any agreement, contract or commitment which is material to the business or properties of Seller, or
     constitute  a  default  thereunder,   or  give  to  others  any  rights  of
     termination, cancellation or acceleration thereunder.

5.6 All financial data supplied to Purchasers by Seller is true and accurate to the best of Seller's knowledge.


6. As of the date hereof and as of the Closing Date, Purchaser covenants, warrants and represents to the Seller as follows:

6.1 Purchaser is a corporation duly organized, validly existing and in good standing, under the laws of the State of Nevada.

6.2 The Board of Directors of Seller has approved the transactions contemplated herein. Seller has the requisite authority and power to enter into this Agreement and to consummate the transactions contemplated herein. The execution and delivery of this Agreement and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Seller. Except as may be limited by applicable bankruptcy, insolvency, reorganization or fraudulent conveyance or similar laws, upon execution and delivery of this Agreement, this Agreement constitutes a valid and binding obligation of Seller, enforceable in accordance with its terms.

6.3 There are no actions or proceedings pending or, to knowledge of Purchaser, threatened against, relating to or affecting Purchaser or any of its assets or properties which could reasonably be expected to result in the issuance of an order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.


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6.4  Neither  the  execution  and  delivery  of this  Agreement  nor any related instrument or any agreement nor the consummation by Purchaser of the transactions contemplated by this Agreement, nor compliance by Purchaser with any of the provisions hereof will require Purchaser to register with,
     or  obtain  any  permit,   authorization,   consent  or  approval  of,  any
     governmental or regulatory authority.

6.5 Neither the execution nor the delivery of this Agreement, nor the consummation of the transactions contemplated by this Agreement, will conflict with or result in the breach of any of the terms, conditions or provisions of the certificate of formation or operating agreement of
     Purchaser, or of any statute, judgment, order, injunction, decree, regulation or ruling of any court or governmental authority to which the Purchaser is subject, or of any agreement, contract or commitment which is material to the business or properties of Purchaser, or constitute a default thereunder, or give to others any rights of termination, cancellation or acceleration thereunder.

6.6 The shares to be issued by Purchaser hereunder shall be duly and validly authorized and when issued and delivered will be duly and validly issued and fully paid and non- assessable, free and clear of all liens.

6.7 Purchaser agrees to purchase liability insuranc for the equipment and offices of the manufacturing facility, and product liability insurance for the products manufactured, naming Seller as an additional insured.

7. Seller hereby assumes all risk of loss, damage or destruction resulting from fire or other casualty to the time of the transfer of assets at Closing.

8. Seller and Purchasers agree that any and all disputes arising between them hereunder shall be resolved by mandatory, binding arbitration in Hattiesburg, MS according to the rules of the American Arbitration Association.

9. This Agreement shall be binding upon the personal representatives, heirs, successors and assigns of the parties. This Agreement and any accompanying instruments and documents constitute the entire transaction between the parties and there are no representations, warranties, covenants or conditions, except those specified herein or in accompanying instruments and documents. This
Agreement may not be amended except in a writing signed by the party to be charged therewith.

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10. All  covenants,  warranties  and  representations  herein shall survive this
Agreement and the Closing Date.

11. This Agreement shall be governed and construed in all respects in accordance with the laws of the State of Mississippi.

12. If any time subsequent to the date of this Agreement, an provisions of this Agreement shall be held by an court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon and shall not impair the enforceability of any provision of this Agreement.

13. Any notice or other communication required or permitted hereunder shall be made in writing, and shall be deemed to have been given if placed in a reputable overnight delivery service, delivery prepaid and receipt confirmed, if sent certified mail, postage prepaid, returned receipt requested and receipt confirmed, or if personally delivered, addressed as follows:

Seller:         Bio Solutions International, Inc.
                1161 James St.
                Hattiesburg, MS 39401

Purchaser:      Bio Solutions Manufacturing, Inc.
                1161 James St.
                Hattiesburg, MS 39401

14. This Agreement may be executed simultaneously in multipl counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.



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     IN WITNESS  WHEREOF,  the parties have  executed this  Agreement,  the date first above written.

                Seller

                Bio-Solutions International, Inc.
                (A Nevada Corporation)

                By: /s/  Louis H. Elwell, III
                    ______________________________



                Purchaser

                Bio Solutions Manufacturing, Inc.
                (A Nevada Corporation)

                By: /s/ Dr. Kirsh V. Reddy
                    ______________________________






Exhibit  A     Inventory  of  equipment,  list of  records,  contracts,  service agreements, letters of intent to be assigned

Exhibit B      Liabilities being assumed




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                                    EXHIBIT A


I.  Equipment List

                                                                    Installed

Amt   Item Description                                               Price            Supplier Name        Remarks/Serial Nos.
1      71/2 HP Hammer Mill w/Accessories                          $    3,959.00   Sudenga Industries      075556      (part no.)

1      1000 lb dual ribbon and paddle style horizontal Mixer
       w/ Accessories                                             $    4,933.00                           074454      (part no.)

1      Parker Model 103-15 Steam Boiler w/Accessories             $   36,690.00   Power Equipment         103-15      (model no.)

1      MG1532/150 lb hopper capacity/7.5 HP Mixer/Grinder         $    8,228.00   Hobart Corporation      27-117-760  (s.no)

1      National digital Microscope w/accessories                  $    1,664.00   Microscope World        DC3-163-P

1      National Digital stereoscope                               $      648.00   Microscope world        DC2-456-TBL

1      Low cost lab. Pump Cat.No.                                 $      367.00   Fisher Scientific       13-874-

1      Fisher isotemp premium lab Oven                            $    2,638.00             "             203N0044

1      LablineImperial111standard Incubator                       $    3,565.00             "             0202-0204

1      Leica darkfield Colony Counter                             $    1,728.00             "             07-908-7

1      Variable-Flow peristaltic pump;                            $      172.00             "             13-876-2

1      Used Forklift(Komatsu)                                     $    5,300.00   C&G mechanical          405996A

2      Dryers-custom Make(2 nos.)                                 $    4,000.00   O.J welding             BSIICD
       Caldwell Fans(2 nos.)                                      $      950.00   Agrimart                BSIIAF

1      Refrigerator                                               $      900.00   Sears                   EM2029092

1      Deep Freezer                                               $      422.00   Sears                   WB22029832

3+2    Fermentation tanks 3 nos.80 gallons+2 nos. 2 gallons       $   46,000.00   Machinery & Equip.      25842-3A,3B,3C,5A,5B
       w/acc. mixing tank,agitator and pump

1      ISCO Sampler-single bottle complete set                    $    2,125.00   C.C.Lynch and Ass.     BSIIISCO

1      Sterilizer Refurbished                                     $    5,137.00   Marketforge             184537

27     Labware                                                    $    3,242.00   Lab Safety supply       DMO0608623

18     Labware                                                    $    2,018.00   VWR Scientific          52101R

1      Dehumidification System                                    $   35,000.00

1      Portable Lab Building                                      $    8,000.00

                                             Value                $  177,687.00

II.  Intellectual Property/Technological Value of Products

Formula For:        Description                                                   Value
BP-310            Enzymatic and biological product - Digest grease, protein and
                  complex carbohydrate substrates.                              $135,000

BP-710            Substrate specific Microbial System to facilitate endogenous secretions and biological reactions to Bio-remediate toxic
                  waste material and convert them into harmless substances.     $100,000

BP-910            Microbial  product to digest solid waste                      $100,000

Bio-Catalyst      Enzymatic catalyst to boost BP-310 and other reactions.       $ 50,000

Bio-Care G        Specific product to liquefy hardened grease and ensure
                  particle distribution and subsequent interactions.            $ 50,000

Biodeplugger      Opens the clogs of drain lines by churning the organic matter.$ 50,000

Bio-Care H&S      Degreases and cleans the hood and stacks                      $ 35,000

Bio-Care          Wheels Removes very efficiently the grease and dirt
                  off the wheels - reduces the adhesion of grease
                  molecules to the surface
                  of the wheels.                                                $ 23,000

New Buffer        Provides required nutrients and promotes the growth of
                  Bacteria of BP 710 and BP 910- Balances optimal pH.           $ 35,000

Bio-Care H2S      Facilitates aerobic environment and thus reduces/eliminates
                  hydrogen sulfide concentrations and odor.                     $150,000

Bio-Care-F        Digests grease and dirt by enzymatic reactions- kills
                  anaerobic pathogens of hard surfaces by molecular
                  oxygen- dries wet surfaces in 2-3 minutes.                    $200,000

Clarifier         Used in the digestion of sludge in sewage treatment plants.   $250,000

Sludge            Used in the digestion of sludge in sewage treatment plants.   $250,000


                                                              Value             $1,428,000

III.  Value of Inventory

Product Name                        Quantity                  Value

Raw Ingredients:

Sodium Bisulfate                    240 #                      $ 192.00
Sodium Bicarbonate                  195 #                      $  75.00
Marble dust                          16 #                      $   2.00
Soda Ash                            490 #                      $ 138.00
Sodium percarbonate                 135 #                      $ 203.00
Sodium Metasilicate                 285 #                      $ 157.00
Calsoft                             325 #                      $ 423.00
Digest A                            490 #                      $1177.00
Lipolase                             13 #                      $ 169.00
Purafact                             17 #                      $ 136.00
Whey flour                          150 #                      $ 150.00
Rice flour                         1300 #                      $ 200.00
Dextrose                            170 #                      $ 136.00
Calcium Nitrate                      74 #                      $  20.00
Propylene Glycol                    395 #                      $ 435.00
Plant extract                        30 #                      $ 129.00
Yeast                                25 #                      $  49.00
Lecigran                             30 #                      $ 120.00
Nutrex                              520 #                      $1300.00
Nacconol                            300 #                      $ 540.00
Liquid Calsoft                      365 #                      $ 511.00
Steol                               300 #                      $ 450.00

                 Total Raw Ingredients Value                   $ 6,712.00


Finished Product:

BP-310                              250 #                      $ 4,487.50
BP-710                              150 #                      $ 2,392.50
BP-910                             1900 #                      $20,976.00
Buffer                             4500 #                      $12,960.00
Biocare-G                            60 #                      $   565.20
Biocare-F                            70 #                      $   160.30
Biocatalyst                          10 #                      $   132.70
Biocare-H2S                           5 #                      $    27.65
Biocare-W                            40 #                      $   820.80
ECT-2000                            225 gallons                $ 4,500.00
New Buffer                          100 #                      $   288.00

                Total Finished Product Value                   $47,310.65

                        Total Value of Inventory               $54,022.65


LIST  OF  ALL  RECORDS,   FILES,  CONTRACTS,   EMPLOYMENT  AGREEMENTS,   SERVICE
AGREEMENTS, INSTRUMENTS OF DEBT, DISTRIBUTION AGREEMENTS, TO BE ASSIGNED

   All documents that are being assigned under this Agreement)

1.   All business records for the year 2002 and 2003.
2.   Distribution Agreement with the Sales and Marketing Company.
3.   Employee agreements.
     a. Dr. Krish Reddy and Dr. Ram Kunkala- Employment Agreements Attached
     b. Wayne Wade- Consulting Agreement Attached
4.   Instruments of Debt-
     a. 50,000 to be paid to Trust Account of the Law Offices of Don Mintmire to reduce outstanding debt not being transferred with this agreement
5.   All Raw Material Accounts Payable as attached hereto in EXHIBIT B.
6.   Contractors Accounts Payable as attached hereto in EXHIBIT B.
7.   Facilities
     a. Purchaser will pay rent / lease and
     b. Purchaser will be responsible for utilities (electricity, phone, water, etc.).

                                    EXHIBIT B

I.   RAW MATERIAL ACCOUNTS PAYABLE

         Ashland Chemical Company                                 $   792.00
         Fisher Scientific                                        $   400.00
         Sensient Flavors                                         $   804.00
         Lab Safety Co                                            $   500.00
         Loveland Industries                                      $  1168.00
         Ideal Chemical                                           $  6547.00
         Bio Cat                                                  $   687.00
                                                         ---------------------

                                                TOTAL             $10,898.00


II.   ACCOUNTS PAYABLE

         Joel Baum, C.P.A.                                        $10,071.56
         American Air Specialist                                  $15,993.85
         Wayne Johnson Electrical                                 $ 5,488.55
         Al Hill's Boiler                                         $ 3,090.28
                                                         --------------------

                                                TOTAL             $34,644.24



III.   Back Salaries

1.   Dr. Ram Kunkala

         Unpaid Salaries                                          $20,000.00

         Unpaid Medical Insurance                                 $11,293.10
                                                         --------------------

                                                TOTAL             $31,293.10

2.   Dr. Krish Reddy

         Unpaid Salaries                                          $20,500.00

         Reimbursement
          for Product Payment to Credit Card                      $   814.33
                                                         --------------------

                                                TOTAL             $21,314.33

3.       Joe Ashley- $101,559.93

4.       Louis H. Elwell, III- $55,000

5.       Wayne Wade- $55,000





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